EXHIBIT 99.1

News Release

Viseon Engages Investment Banking Firm

DALLAS--(BUSINESS WIRE)— October 3, 2006--Viseon, Inc. (OTCBB:VSNI - News), creator of the VisiFone™, the world’s first voice, video and interactive content IP telephone, announced today that it has engaged the investment banking firm of Bowen Advisors, Inc. to advise the Company with regard to its various strategic alternatives, including the potential sale of parts or all of the Company to maximize shareholder value.

"We believe that we have the best technology and product in this developing market. Through this process we hope to highlight the value of our extensive intellectual property and unique, proprietary products,” said John Harris, Chairman of the Board and Chief Executive Officer.

About Bowen Advisors.
Bowen Advisors is a strategic advisory firm focused exclusively on the communications technology market. We work with both public and private companies and our transaction sizes have ranged from $5 million to as large as $320 million. Bowen Advisors combines deep domain expertise gained from “line” experience in senior management positions at communications infrastructure companies blended with extensive transaction experience. Bowen Advisors’ combination of singular focus and field proven expertise in finance and direct operations sets us apart. Our clients find our approach unique and critically valuable as they explore ways to maximize their growth potential and create value for their shareholders. Bowen Advisors was incorporated in 2002 and has its principle offices in Boston and San Francisco. For more information visit: www.bowenadvisors.com.

About Viseon, Inc.
Founded in 1993 with headquarters in Dallas, Viseon, Inc. (OTCBB:VSNI - News) is a leading developer and manufacturer of patented personal broadband communications solutions. Viseon products have been sold under various brand names around the world including Philips, VTEL, and Gentner. Viseon’s mission is to work with carriers to enhance the consumer telephone experience by positioning VoIP as a premium service versus Plain Old Telephone Service (POTS), and ultimately replacing the analog telephone by bringing digital telephony quality to the broader public. The target markets for Viseon’s VisiFone are the 150 million global consumers which are projected to switch to VoIP in the next five years. Other markets for the VisiFone include corporations, universities, and government agencies. Viseon holds broadband communication related patents in the U.S. and 18 European and Asian countries and has additional patents pending. For more information on the company, please visit the company’s website, http://www.viseon.com.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995:
Statements in this news release regarding Viseon’s business that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements involve risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, including, adverse business or market conditions, the ability to secure and satisfy customers, the availability and cost of materials from suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks described in Viseon’s Annual Report on Form 10-KSB for the most recently ended fiscal year.

VisiFone(TM) is a trademark of Viseon Inc. All other company and product names may be trademarks of the respective companies with which they are associated.

Contact:
Viseon, Inc., Dallas
Brian Day, 972-220-1500
brday@viseon.com